                                                                   Exhibit 99.1

                                 [TRUSERV LOGO]

                                EARNINGS RELEASE


                                          For more information contact:
                                          Shelley Hughes
                                          TruServ Corporation
                                          (773) 695-5258


                     TRUSERV REPORTS FIRST QUARTER EARNINGS
                    RESTRUCTURING ACTIONS DELIVERING RESULTS


         CHICAGO, MAY 2, 2002 - TruServ Corporation reported today net earnings for the quarter ended March 30, 2002 of $4.6 million, an $18.5 million improvement compared with a loss of $13.9 million for the same period a year ago.
         Net earnings for the month of March were $2.1 million, versus a net loss of $2.3 million for the same period a year ago, which is a profit improvement of $4.4 million.
         Revenue for the quarter was $553.2 million, down 15.5 percent from $654.3 million, for the same period a year ago. Almost half of this revenue decline is the result of the co-op's disposition of its lumber and Canadian businesses.
         Revenue for the month of March was $218.7 million, down 12.2 percent from $249.0 million for the same period a year ago.
         President and Chief Executive Officer Pamela Forbes Lieberman attributed the principal portion of the profit improvements to aggressive reductions in selling, general and administrative expenses.
         "Last fall we committed to our retailers that we would lower our infrastructure costs," said Forbes Lieberman. "Our first quarter results show that we're doing that. We made some tough decisions about staffing levels and distribution center closures in 2001 and we are pleased to start seeing the benefits."
         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.6 billion in 2001. The TruServ cooperative includes approximately 7,000 independent retailers worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

                                       ###